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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): June 4, 2002

                          TRITON NETWORK SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)

                  DELAWARE                             000-30251                       59-3434350
                  --------                             ---------                       ----------
      (State or other jurisdiction of          (Commission File Number)    (IRS Employer Identification No.)
               incorporation)

                             6905 WHISPERFIELD DRIVE
                               PLANO, TEXAS 75024
                    (Address of principal executive offices)

       Registrant's telephone number, including area code: (407) 492-9020




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ITEM 9. OTHER EVENTS.

         As previously reported, on December 21, 2000, a complaint was filed in the Circuit Court of the Thirteenth Judicial Circuit, in and for Hillsborough County, Florida. The complaint was brought by a shareholder of the Company and alleged, among other things, that the Company improperly failed to transfer his unregistered shares of the Company and otherwise prevented plaintiff from selling his shares before the share price dropped significantly. In March 2002, the Company settled the lawsuit and paid $3,650,000 to the shareholder.

         The Company has now reached an agreement with one of its insurance carriers relating to the foregoing settlement. The insurance carrier has agreed to loan the Company $1,750,000, plus interest, on October 30, 2002. This loan will be repaid with the proceeds of a lawsuit that the Company intends to file against the law firm which advised the Company with regard to the shareholder's stock transfer request. The loan will be forgiven by the insurance carrier if the Company is ultimately unsuccessful in the lawsuit against the law firm. Furthermore, if the Company is ultimately unsuccessful in this lawsuit, the insurance carrier will pay an additional $750,000, plus interest, to the Company. The insurance carrier also will pay the legal costs of prosecuting the action against the law firm.

         The only lawsuit against the Company currently outstanding is the previously reported securities class action complaint filed in the United States District Court for the Southern District of New York on November 13, 2001. The complaint is brought on behalf of all persons who purchased the Company's common stock from July 12, 2000 through December 6, 2000. The complaint names as defendants the Company, a former officer and a current officer of the Company, and several investment banking firms that served as managing underwriters of the Company's initial public offering. The complaint alleges liability under the Securities Act of 1933 and the Securities Exchange Act of 1934, on the grounds that the registration statement for the Company's initial public offering did not disclose that: (1) the underwriters had allegedly agreed to allow certain of their customers to purchase shares in the offering in exchange for allegedly excess commissions paid to the underwriters; and (2) the underwriters had allegedly arranged for certain of their customers to purchase additional shares in the aftermarket at pre-determined prices under alleged arrangements to manipulate the price of the stock in aftermarket trading. The Company is aware that similar allegations have been made in numerous other lawsuits challenging initial public offerings conducted in 1998, 1999 and 2000. The Company does not know if a specific amount of damages is claimed in the complaint involving its initial public offering. The Company intends to contest the claims vigorously. The Company is unable at this time to determine the outcome of the litigation or its impact on its financial condition.

         The Company believes it will be in a position to make an initial distribution to its stockholders once the outstanding class action lawsuit is resolved. Subject to the outcome of the outstanding class action lawsuit and any unknown contingencies, the Company currently believes the ultimate distribution to the stockholders will be in the range of $25.5 million to $27.0 million, or approximately $0.73 to $0.77 per share. The Company intends (subject to contingencies inherent in winding up the Company's business) to make these distributions as promptly as practicable. However, the Company currently is unable to predict the precise nature, amount or timing of any such distributions. The actual nature, amount and timing of all distributions will be determined by the Company's Board of Directors, in its sole discretion, and will depend in part upon the Company's ability to convert any remaining non-cash assets into cash and pay and settle its remaining liabilities and obligations. No assurances can be made that

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the Company will be able to obtain the estimated net realizable value of its assets. Further, uncertainties as to the ultimate amount of its liabilities, including the ongoing class action lawsuit, make it impracticable to predict the amount that may ultimately be distributable to stockholders. Claims, liabilities and future expenses for operations (including salaries, payroll and local taxes, professional fees and miscellaneous office expenses), although currently declining in the aggregate, will continue to be incurred with execution of the Company's plan of liquidation.

FORWARD LOOKING STATEMENTS

         Statements included herein that are not historical in nature may be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Examples of such forward-looking statements include, without limitation, statements regarding the anticipated liquidation distribution to stockholders, the anticipated outcome of the Company's class action securities lawsuit and the anticipated lawsuit against its former law firm, and the recovery, if any, of a portion of any litigation costs from third parties. Any such forward-looking statements reflect the judgment of management as of the date of this report and involve risks and uncertainties including, without limitation, uncertainties related to the Company's plan of liquidation and the amount and nature of the Company's assets and liabilities, as well as risks related to the Company's pending and proposed litigation and those related to the Company attempt to be reimbursed for a portion of its litigation and settlement costs from third parties. The Company claims the protection of the Safe Harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. The Company disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.




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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.



                                TRITON NETWORK SYSTEMS, INC.



                                By: /s/ Kenneth R. Vines
                                    -------------------------------------
                                    Kenneth R. Vines, Chief Executive Officer



Dated: June 10, 2002